Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908

PROSPECTUS SUPPLEMENT Dated September 15, 2015 (To Prospectus dated June 12, 2015)

UBS AG

Medium-Term Notes, Series B

UBS AG may offer and sell medium-term notes (the “Notes”) from time to time. This prospectus supplement describes some of the general terms that may apply to the Notes and the general manner in which they may be offered. The specific terms of any Notes that we offer and the specific manner in which such Notes may be offered, will be described for each particular offering of Notes in an applicable pricing supplement to this prospectus supplement (the “applicable pricing supplement”).

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, this prospectus supplement and the applicable pricing supplement, the following hierarchy will govern: first, the applicable pricing supplement; second, this prospectus supplement; and last, the accompanying prospectus.

Issuer:	UBS AG (“UBS”)

Booking Branch:	The booking branch of UBS will be specified in the applicable pricing supplement.

Issue Price:	The issue price per Note will be specified in the applicable pricing supplement.

Principal Amount:	Unless otherwise specified in the applicable pricing supplement, the principal amount of each Note will be $1,000 (or the specified currency equivalent).

Payment at Maturity:	The applicable pricing supplement will detail the payment at maturity. The payment at maturity may be based on (i) movements in the level or other events relating to one or more reference assets or reference baskets, and if so, the formula or method of calculation and the relevant reference assets or reference baskets will be specified in the applicable pricing supplement or (ii) the principal amount.

Interest:	The Notes may have a rate of interest based on (1) one or more of the reference assets or reference baskets described below, (2) a fixed amount or rate or (3) movements in the level or other events relating to one or more reference assets or reference baskets described below.

Reference Asset:	The principal amount, interest or any other amounts payable on the Notes may be based on, as applicable, one or more of the following: indices of interest rates, interest rates, indices of consumer prices or other asset classes, measures, formulas or instruments, including those related to macroeconomic events or indicators or the occurrence or non-occurrence of any event or circumstance (each, a “reference asset”).

Reference Basket:	The principal amount, interest, or any other amounts payable on the Notes may be based upon a weighted basket comprised of reference assets (each, a “basket asset”).

Trade Date:	As specified in the applicable pricing supplement.

Original Issue Date:	As specified in the applicable pricing supplement.

Interest Payment Dates:	One or more dates that may be specified in the applicable pricing supplement, as described under “General Terms of the Notes — Interest Payment Dates” in the applicable pricing supplement.

Valuation dates:	One or more dates that may be specified in the applicable pricing supplement.

Maturity Date:	As specified in the applicable pricing supplement.

No Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network, unless otherwise specified in the applicable pricing supplement.

Redemption and Repayment:	If specified in the applicable pricing supplement, the terms of your Notes may permit or require repayment and/or redemption of the Notes for cash at our option or at your option.

Calculation Agent:	UBS AG, London Branch

See “Risk Factors” beginning on page S-4 of this prospectus supplement for risks relating to an investment in the Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Investment Bank

Prospectus Supplement dated September 15, 2015

ADDITIONAL INFORMATION ABOUT THE NOTES

You should read this prospectus supplement together with the prospectus dated June 12, 2015, titled “Debt Securities and Warrants”, relating to our Medium-Term Notes, Series B, of which the Notes are a part, the index supplement dated June 12, 2015, which contains information about certain indices to which particular categories of debt securities and warrants that we may offer, including the Notes, may be linked and any applicable supplements related to the Securities that we may file with the Securities and Exchange Commission (“SEC”) from time to time. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

➢	Prospectus dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

➢	Index Supplement dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222032/d941398d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0001114446.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus or index supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Risk Factors	S-4

General Terms of the Notes	S-16
Interest Rate Mechanics	S-22
Certain Features of the Notes	S-26
Reference Assets	S-31
Use of Proceeds and Hedging	S-43
U.S. Federal Income Tax Considerations	S-44
Benefit Plan Investor Considerations	S-58
Supplemental Plan of Distribution (Conflict of Interest)	S-59

Index Supplement

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial Average™	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-7

S&P 500® Index	IS-12
Commodity Indices	IS-17
Bloomberg Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-24
Non-U.S. Indices	IS-29
EURO STOXX 50® Index	IS-29
FTSE™ 100 Index	IS-31
Hang Seng China Enterprises Index	IS-35
MSCI Indexes	IS-38
MSCI-EAFE® Index	IS-38
MSCI® Emerging Markets IndexSM	IS-38
MSCI® Europe Index	IS-38

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8

Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement describes terms that will apply generally to the Notes. On the trade date for each offering of the Notes, UBS AG will prepare a pricing supplement that, in addition to any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any pricing supplement should be read in connection with this prospectus supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, titled “Debt Securities and Warrants”, dated June 12, 2015, of UBS. References to the “applicable pricing supplement” mean the pricing supplement that describes the specific terms of your Notes unless the context otherwise requires.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, this prospectus supplement and the applicable pricing supplement, the following hierarchy will govern: first, the applicable pricing supplement; second, this prospectus supplement; and last, the accompanying prospectus.

What are the Notes?

The Notes are medium-term unsubordinated and unsecured debt securities issued by UBS AG which may have a rate of interest based on (1) one or more of the reference assets or reference baskets described below, (2) a fixed amount or rate or (3) movements in the level or other events relating to one or more reference assets or reference baskets described below. The principal amount, interest or any other amounts payable on the Notes may be based on, as applicable, one or more of the following:

➢

indices of interest rates, interest rates, indices of consumer prices or other asset classes, measures, formulas or instruments, including those related to macroeconomic events or indicators or the occurrence or non-occurrence of any event or circumstance (each, a “reference asset”) or

➢	a weighted basket (a “reference basket”) comprised of reference assets (each, a “basket asset”).

See “Reference Assets” below for more information.

Any payment on the Notes, including any repayment of principal amount or any interest payments, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that, depending on the specific economic features of your Notes described in the applicable pricing supplement, UBS may not necessarily be obligated to repay the full amount of your initial investment. The principal amount, interest or any other amounts payable on the Notes may be based on, as applicable, one or more reference assets or basket assets. Depending on the particular terms of your Notes and performance of any reference asset or reference basket, you could lose some or all of your initial investment. See “Certain Features of the Notes” and “Reference Assets” in this prospectus supplement and the applicable pricing supplement.

The Notes are Part of a Series

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This prospectus supplement summarizes general financial and other terms that may apply to the Notes. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus.

We may issue separate offerings of the Notes that may be identical in all respects, except that each offering may be linked to the performance or level of a different reference asset or reference basket and will be subject to the particular terms of the respective Notes set forth in the applicable pricing supplements. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable pricing supplements. The performance of each offering of the Notes will depend solely upon any interest specified in the applicable pricing supplement and/or the performance of any reference asset or reference basket to which such offering is linked and will not depend on the performance of any other offering of the Notes.

Specific Terms of each Note Will Be Described in the Applicable Pricing Supplement

The applicable pricing supplement will describe the specific terms of your Notes. The terms described therein modify or supplement those described herein and in the accompanying prospectus.

You should read the applicable pricing supplement in conjunction with this prospectus supplement and the accompanying prospectus.

What Are Some of the Risks of the Notes?

➢

Risk of loss at maturity — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes if the payment at maturity on your Notes is linked to the performance or level of a reference asset or reference basket. If your Notes are linked to a reference asset or reference basket, the payment at maturity will be determined pursuant to the terms described in the applicable pricing supplement and you may lose some or all of your initial investment.

➢

The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment, even if the payment at maturity on your Notes is linked to a reference asset or reference basket that has performed favorably over the term of the Notes.

➢

Credit Risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Notes and you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment if UBS were to default on its obligations.

➢

Market risk — The principal, interest or any other amounts payable on the Notes may be linked to the performance or level of a reference asset or basket assets comprised of one or more of the following: indices of interest rates, interest rates, indices of consumer prices or other asset classes, measures formulas or the occurrence or non-occurrence of any event or circumstance. If a reference asset or basket asset, as applicable, is an index (a “reference index”), the level of such asset can rise or fall sharply due to factors specific to such reference index or the interest rates and other assets constituting the index (the “underlying constituents”), such as the volatility of the reference index, the level of the reference index at the time of the sale, changes in interest rates, our financial condition and credit ratings, the supply of and demand for the Notes and a number of other factors.

➢

There can be no assurance that the investment view implicit in your Notes will be successful — It is impossible to predict the performance or level of any reference asset, basket asset or underlying constituents. The value(s) of any reference asset or reference basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituents. For Notes linked to reference indices, you should be willing to accept the risks associated with the relevant markets tracked by such index in general and the underlying constituents in particular, and the risk of losing some or all of your initial investment.

➢

There may be little or no secondary market for the Notes — Unless otherwise specified in the applicable pricing supplement, the Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to their intrinsic value and you may suffer substantial losses as a result.

➢

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of any reference asset or reference basket; the volatility of any reference asset, reference basket or underlying constituent; changes in interest rates; the time remaining to the maturity of the Notes; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

➢

Impact of fees on the secondary market price of the Notes — Generally, the price of the Notes in the secondary market is likely to be lower than the issue price to public because the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

➢

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any underlying constituent, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of a reference asset, basket asset or any underlying constituent, may adversely affect the level of a reference asset or basket asset and, therefore, the market value of the Notes.

➢

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and any reference asset or reference basket to which the Notes are linked.

➢

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation.

What Are the Tax Consequences of the Notes?

Depending on the specific terms of the Notes, the Notes could be treated as fixed rate debt instruments, variable rate debt instruments, or debt instruments subject to the special tax rules governing contingent payment debt obligations for U.S. federal income tax purposes. Accordingly, this prospectus supplement presents only a general summary of the tax consequences of owning, holding and disposing of the Notes and you should review carefully the applicable pricing supplement, which will set forth the appropriate tax treatment, and should consult your own tax advisor. See “U.S. Federal Income Tax Considerations” below for more detail. Please also see the accompanying prospectus for a discussion of certain Swiss tax considerations relating to the Notes.

RISK FACTORS

Investing in the Notes is not equivalent to a direct investment in any reference asset, basket asset or any underlying constituents. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement, before investing in the Notes.

The repayment of any principal amount of the Notes may not be guaranteed. You may lose some or all of your initial investment in the Notes.

The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes if the payment at maturity on your Notes is linked to the performance or level of a reference asset or reference basket. If your Notes are linked to a reference asset or reference basket, the payment at maturity will be determined pursuant to the terms described in the applicable pricing supplement and you may lose some or all of your initial investment.

The stated payout from the issuer applies only if you hold your Notes to maturity.

You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment, even if the payment at maturity on your Notes is linked to a reference asset or reference basket that has performed favorably over the term of the Notes.

Any payment on the Notes is subject to the creditworthiness of UBS.

The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Notes and you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment if UBS were to default on its obligations.

There can be no assurance that the investment view implicit in your Notes will be successful.

It is impossible to predict the performance or level of any reference asset, basket asset or underlying constituents. The level(s) of any reference asset or reference basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituents. For Notes linked to a reference index, you should be willing to accept the risks associated with the relevant markets tracked by such index in general and the underlying constituents in particular, and the risk of losing some or all of your initial investment.

If the Notes are linked to a reference basket, changes in the levels of the basket assets may offset each other.

If the Notes are linked to a reference basket, the return on the Notes will be linked to a weighted basket comprised of the basket assets. While the levels of some basket assets may increase over the term of the Notes, the levels of other basket assets may increase by less during the term of the Notes and may even decline. Therefore, increases in the levels of one or more basket assets may be offset by lesser increases or decreases in the levels of one or more of the other basket assets. Additionally, differing weights of the basket assets amplifies this offsetting effect because more heavily weighted basket assets will have a larger impact on the performance and level of the reference basket than lesser weighted basket assets.

RISKS RELATED TO CERTAIN FEATURES OF THE NOTES

The following risk factors describe risks pertaining to certain features that may apply to your Notes. Your Notes may incorporate several or none of these features. Your Notes may also incorporate additional features that will be specified in the terms of the applicable pricing supplement. We urge you to read the following information about these risks, together with the other information in the applicable pricing supplement, before investing in the Notes.

Early Redemption or Repayment:

Notes that may be redeemed or repaid early are subject to reinvestment risk.

If your Notes are redeemed or repaid early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable redemption or repayment date. In the event that the Notes are redeemed or repaid early, there is no guarantee that you would be able to reinvest the proceeds from a redemption or repayment of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new Notes.

Notes subject to early redemption will be redeemed at a time that is advantageous to us and without regard to your interests.

In determining whether to redeem the Notes, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the Notes in the future. If we redeem the Notes early, we will do so at a time that is advantageous to us and without regard to your interests. We are more likely to redeem the Notes at a time when the reference asset or reference basket is performing favorably from your perspective and when we expect them to continue to do so. Therefore, although the Notes may offer the potential to earn a higher yield than the yield on conventional debt securities of the same maturity, if the Notes are paying a higher rate than conventional debt securities and we expect them to continue to do so, it is more likely that we would redeem the Notes early. Conversely we are not likely to redeem the Notes early if the reference asset or reference basket are performing unfavorably from your perspective, resulting in a lower yield than the yield on our conventional debt securities with the same maturity.

Zero Coupon:

The yield on a zero coupon Note may be lower than the yield on standard debt securities of comparable maturity.

You will not generally receive periodic payments of interest on the Notes as you would be on a conventional fixed rate or floating rate debt security. Rather, the Notes will be issued at a price less than their principal amount and you will generally receive a single payment at maturity. Because you do not receive periodic payments of interest throughout the term of the Notes, the return of each Note at maturity may not compensate you for any opportunity cost implied by inflation and other factors relating to the time value of money. Additionally if you try to sell a zero coupon Note in the secondary market, the market value of zero coupon debt securities tends to be more volatile than conventional debt securities, and you may suffer substantial losses. Therefore, the effective yield to maturity of the Notes may be less than that which would be earned on standard debt securities of comparable maturity.

Floating Interest Rate:

Notes with a floating rate of interest present significant risks not associated with conventional fixed interest rate debt securities.

If the Notes are floating rate Notes, the rate of interest paid on the Notes will not be fixed, but will vary depending on the value or performance of the applicable reference asset or reference basket. Therefore, floating rates of interest present significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the applicable interest rate and the possibility that, in the future, you will receive a lesser amount of interest or no interest at all. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results.

Further, if the terms of the applicable pricing supplement specify an inverse floating rate, you will have inverse exposure to the positive performance of the reference asset or reference basket, meaning that if the reference asset or reference basket appreciates, the rate of interest paid on the Notes will decline. Therefore, you may receive little or no interest payments on the Notes if the reference asset or basket asset appreciates over the term of the Notes.

Changes in the method pursuant to which LIBOR is determined may adversely affect the value of Notes linked to LIBOR.

Regulators and law enforcement agencies from a number of governments have conducted or are conducting investigations relating to the calculation of the London Interbank Offered Rate (“LIBOR”) across a range of maturities and currencies, and certain financial institutions that are member banks surveyed by the ICE Benchmark Administration (“IBA”) in setting daily LIBOR have entered into agreements with the U.S. Department of Justice, the U.S. Commodity Futures Trading Commission (“CFTC”) and/or the UK Financial Conduct Authority (“FCA”) (to which certain responsibilities of the UK Financial Services Authority (“FSA”) have passed) in order to resolve the investigations. In addition, in September 2012, the U.K. government published the results of its review of LIBOR, commonly referred to as the “Wheatley Review”. The Wheatley Review made a number of recommendations for changes with respect to LIBOR, including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the British Bankers’ Association to the IBA, changes to the method of compilation of lending rates, new regulatory oversight and enforcement mechanisms for rate-setting and the corroboration of LIBOR, as far as possible, by transactional data. Based on the Wheatley Review, on March 25, 2013, final rules for the regulation and supervision of LIBOR by the FCA were published and came into effect on April 2, 2013 (the “FCA Rules”). In particular, the FCA Rules include requirements that (1) the IBA, which is an independent LIBOR administrator, monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. In addition, in response to the Wheatley Review recommendations, Intercontinental Exchange Benchmark Administration Ltd. has been appointed as the independent LIBOR administrator.

It is not possible to predict the further effect of the FCA Rules, any changes in the methods pursuant to which LIBOR rates are determined or any other reforms to LIBOR that may be enacted in the U.K., the European Union and elsewhere, each of which may adversely affect LIBOR-based securities, including the Notes. In addition, any changes announced by the FCA, Intercontinental Exchange Benchmark Administration Ltd., the European Commission or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which LIBOR rates are determined may result in a sudden or prolonged increase or decrease in LIBOR rates, which would affect the amount of any payments on the Notes and the market value of the Notes.

Changes in the method pursuant to which EURIBOR is determined may adversely affect the value of Notes linked to EURIBOR.

Regulators and law enforcement agencies from a number of governments have conducted or are conducting investigations relating to the calculation of the Euro Interbank Offered Rate (“EURIBOR”). In December 2013, the European Commission reached a settlement with a number of banks for competition law breaches in the calculation of the EURIBOR. In January 2014, the EURIBOR–European Banking Federation, which has since become the European Money Markets Institute (“EMMI”), announced that Global Rate Set Systems Ltd (“GRSS”) would become the calculation agent for EURIBOR as part of several reforms to improve EURIBOR governance and control mechanisms. GRSS assumed its role as calculation agent for

EURIBOR as of July 2014. It is not possible to predict the further effect of any changes in the methods pursuant to which EURIBOR rates are determined or any other reforms to EURIBOR that may be enacted in the U.K., the European Union and elsewhere, each of which may adversely affect securities linked to EURIBOR, including the Notes. In addition, any changes announced by the EMMI, the European Commission or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which EURIBOR rates are determined may result in a sudden or prolonged increase or decrease in EURIBOR rates, which would affect the amount of any payments on the Notes and the market value of the Notes.

Recent regulatory investigations regarding the potential manipulation of the CMS rate (USD) may adversely affect the value of Notes linked to the CMS rate (USD).

It has been reported that the FCA and the CFTC are working together to investigate the potential manipulation of the CMS rate (USD). If such manipulation occurred, it may have resulted in the CMS rate (USD) being artificially lower (or higher) than it would otherwise have been. On August 1, 2014, the Intercontinental Exchange Benchmark Administration Ltd. formally assumed the role of benchmark administrator and calculation agent for the CMS rate (USD) and in April 2015 implemented a revised calculation methodology in an effort to improve the transparency of the process for setting the CMS rate (USD). It is not possible to predict the further effect of any changes or reforms affecting the CMS rate (USD) and any changes announced by Intercontinental Exchange Benchmark Administration Ltd. may result in a sudden or prolonged increase or decrease in the reported CMS rate (USD), which may have an adverse impact on securities linked to the CMS rate (USD), the amount of any payments on the Notes and the market value of the Notes.

Owning Notes linked to the CMT rate is not the same as owning a U.S. Treasury security directly.

The return on Notes linked to the CMT rate will not reflect the return you would realize if you actually purchased U.S. Treasury securities. The CMT rate is calculated by interpolating between market bid yields for a combination of Treasury securities and does not necessarily reflect the price, or even the existence, of a security with exactly the same rate and maturity reflected in the relevant CMT rate on a given date. The return on your Notes will likely vary significantly from the return that you would realize if you invested in U.S. Treasury obligations directly.

The Consumer Price Index (“CPI”) and its method of calculation may change in the future and could adversely affect the value of the Notes.

The CPI is subject to revision by the Bureau of Labor Statistics of the U.S. Department of Labor (“BLS”). For example, the BLS revises the CPI to account for changes in consumer buying habits or shifts in population distribution or demographics. In addition, the census conducted every 10 years by the U.S. Census Bureau provides information that BLS may use to revise geographic samples to reflect population distribution and other demographic factors. Also, as a matter of policy, the BLS researches statistical methods to apply to the calculation of the CPI. Thus, even between major revisions, further updates or revisions to the index methodology can be made. Effective with the release of the January 2015 CPI on February 26, 2015, the BLS will utilize a new estimation system for the CPI that includes several methodological changes including imputation of price changes by a narrower set of item and geographic source data. While BLS expects the net impact on the CPI of changes resulting from the utilization of this new estimation system to be minimal, it is not possible to predict the extent of the effects of the new estimation system on the CPI, and therefore the impact on any amounts paid on the Notes and the market value of the Notes.

Interest Conversion Right:

If we exercise our right to convert a floating rate of interest to a fixed rate of interest, you would no longer receive the potentially higher floating rates for the remaining term of the Notes.

If your Notes are subject to an interest conversion right, beginning on a date specified in the applicable pricing supplement and on the other specified dates thereafter, we will have the sole right to convert a floating rate of interest to a fixed rate of interest. Our decision may depend on movements in market interest rates compared to the fixed interest rate that would apply to the Notes if we exercised our interest conversion right. We would be more likely to exercise our interest conversion right and pay the fixed interest rate if the floating interest has been and is likely to be greater than the fixed interest rate for the remainder of the term of the Notes. If we were to elect to exercise our interest conversion right, you would not receive the potentially higher floating rates for the remaining term of the Notes and the value of the Notes would likely decline as a result.

Digital Notes:

You will not participate in any appreciation in the level of the reference asset or reference basket.

If your Notes are subject to a digital return feature, the return potential of the Notes is limited to the pre-specified interest rate, regardless of the appreciation of the reference asset or reference basket. In addition, the total return on the Notes will vary based on the number of determination dates on which the requirements of the interest payment have been met. If the Notes can also be redeemed early, the total return on the Notes could be minimal. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the reference asset, reference basket or underlying constituents.

Maximum Return, Maximum Rate, Ceiling or Cap:

The principal, interest or any other amounts payable on the Notes will be limited to the maximum return, maximum rate, ceiling or cap.

If your Notes are subject to a maximum return, maximum rate, ceiling or cap, the principal, interest or any other amounts payable on the Notes will be limited to the maximum return, maximum rate, ceiling or cap, as applicable. Therefore, you will not benefit from any increased level of a reference asset or reference basket that causes the return on the Notes to exceed the maximum return, maximum rate, ceiling or cap and your return on the Notes may be less than a direct investment in the reference asset or basket assets or underlying constituents.

Range Accruals:

You will not receive any principal, interest or any other amounts payable on the Notes unless the level of one or more reference assets or reference baskets is within a specified range or above or below a certain value.

If your Notes are subject to a range accrual feature, UBS will not pay any principal, interest or any other amounts payable on the Notes unless the level of one or more reference assets or reference baskets is within a specified range or above or below a certain level specified in the applicable pricing supplement. Therefore, even if the level of the reference asset or reference basket increases over the term of the Notes, you may not receive any interest payment or any other amounts payable on the Notes, and you may lose some or all of your principal amount if the level of the reference asset or reference basket is not within a specified range or above or below a certain level.

Downside Leverage Factor:

The downside leverage factor may magnify your participation in the negative performance of the reference asset or reference basket.

The principal, interest or any other amounts payable on the Notes may be subject to a downside leverage factor. A downside leverage factor that is greater than 100% or 1 (depending on whether the downside leverage factor is expressed as a percentage or an amount) will have the effect of magnifying your participation in the negative performance of the reference asset or reference basket, provided that your payment at maturity will never be less than zero.

Upside Leverage Factor or Participation Rate:

The upside leverage factor or the participation rate may diminish your participation in the positive performance of the reference asset or reference basket.

The principal, interest or any other amounts payable on the Notes may be subject to an upside leverage factor or participation rate. An upside leverage factor or participation rate that is less than 100% or 1 (depending on whether the upside leverage factor or participation rate is expressed as a percentage or an amount), will diminish any increase in the level of the reference asset or reference basket and, therefore, the performance of the reference asset or reference basket must be sufficiently positive to offset the effect of the upside leverage factor or participation rate.

Multiplier:

A multiplier will intensify any movements in the level of a reference asset or basket asset during the term of the Notes.

If the principal, interest or any other amounts payable on the Notes are be subject to a multiplier, movements in the levels of a reference asset or basket asset during the term of the Notes will be intensified. As a result, small changes in the level of a reference asset or reference basket are expected to have a greater effect than Notes without a multiplier.

Reference Equity Index Linked Notes:

The calculation agent can postpone the determination of the closing level of a reference equity index and therefore the relevant valuation date, if a market disruption event occurs on that valuation date.

The determination of the level may be postponed with respect to a reference asset or basket asset which is an index of equity securities (a “reference equity index”) if the calculation agent determines that a market disruption event has occurred or is continuing with respect to such reference equity index on a valuation date. If such a postponement occurs, the calculation agent will determine the level by reference to the closing level of the reference equity index on the first trading day on which no market disruption event occurs or is continuing with respect to such reference equity index.

In no event, however, will a valuation date be postponed by more than eight trading days. As a result, the maturity date for the Notes or the corresponding interest payment date could also be postponed, although not by more than eight trading days. If the determination of the closing level of the reference equity index on a valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing with respect to such reference equity index on that day, the calculation agent will nevertheless determine the closing level on such day. In such an event, the calculation agent will, in good faith, estimate the closing level that would have prevailed in the absence of the market disruption event in the manner described under “Reference Assets — Reference Equity Indices — Market Disruption Events for Reference Equity Indices”, which may adversely affect the return on your investment in the Notes. If a market disruption event has occurred or is continuing with respect to the reference equity index on an originally-scheduled valuation date, the maturity date and/or corresponding interest payment date, as applicable, will be postponed to maintain the same number of business days between the latest postponed valuation date and the maturity date and/or interest payment date, as applicable, as existed prior to the postponement(s) of the valuation date. During a market disruption event no further interest shall accrue on the Notes during the disrupted days.

The calculation agent may also postpone the determination of the initial level of the reference equity index on the trade date specified in the applicable pricing supplement for each offering of the Notes, if it determines that a market disruption event has occurred or is continuing with respect to a reference equity index on that date. If the trade date is postponed, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of that offering of the Notes remains the same.

An investment in the Notes may be subject to risks associated with non-U.S. markets.

An underlying constituent may be issued by a non-U.S. company and may trade on a non-U.S. exchange. An investment in Notes linked directly or indirectly to the value of non-U.S. equity securities involves particular risks.

Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect market prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Potential conflict of interest.

There are potential conflicts of interest between you and the calculation agent, which will be UBS. The calculation agent will determine the payment at maturity of the Notes and can postpone the determination of the closing level of a reference equity index on the trade date or any valuation date.

Lesser Return, Better Return, Better Performing Reference Asset:

Although the Notes may initially be linked to more than one reference asset, the amount of return, if any, may be based on the performance of only one reference asset.

If your Notes are subject to a lesser return, better return or better performing asset feature, while the Notes may initially be linked to more than one reference asset, the amount of return, if any, may be based on the level or performance of only one reference asset. For example, the Note may be linked to the reference asset whose performance has exhibited the greatest percentage of decline or the lowest percentage increase. In either case, gains or losses in any of the other reference assets will be irrelevant. Further, if the Notes are linked to the worst performing reference asset among multiple reference assets, there may be a greater risk of your Notes being linked to a poor performing reference asset, and therefore a greater risk of you receiving no return in excess of your initial investment.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Notes; sales in the secondary market may result in significant losses.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market for the Notes, but are not required to do so and may stop any such market-making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price to public, and as a result, you may suffer substantial losses.

The market value of the Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the maturity date. Several factors, many of which are beyond our control and interrelate in complex and unpredictable ways, will influence the market value of the Notes. Generally, we expect that the level of the relevant reference asset(s) or reference basket on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

➢	the volatility of a reference asset, basket asset or underlying constituents (i.e., the frequency and magnitude of changes in the level(s) of such assets over the term of the Notes);

➢	the volatility of interest rates in the U.S. (i.e. the frequency and magnitude of changes in interest rates).

➢	for any reference index, changes to the composition of the index and changes to its underlying constituents;

➢	for any reference index, the performance or level of any underlying constituents;

➢	interest rates in the U.S. market and each market related to the reference asset, basket assets or underlying constituents;

➢	the time remaining to the maturity of the Notes;

➢	supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market-maker;

➢	for any reference asset or basket asset that is an index containing underlying constituents that are traded in non-U.S. markets, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which such securities are traded;

➢	the creditworthiness of UBS; and

➢	geopolitical, economic, financial, political, regulatory, judicial, force majeure or other events that affect the performance or level(s) of the reference asset, basket assets or underlying constituents generally.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor. The value of the Notes prior to maturity may be less than the principal amount, and may be significantly different than the amount expected at maturity.

The inclusion of commissions and compensation in the issue price of the Notes is likely to adversely affect secondary market prices of the Notes.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Notes in secondary market transactions will likely be lower than the issue price, because the issue price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

RISKS RELATED TO GENERAL CHARACTERISTICS OF REFERENCE ASSETS AND REFERENCE BASKETS

Any reference asset, basket assets or underlying constituents are subject to various market risks.

Any reference asset, basket assets or underlying constituents are subject to various market risks. Consequently, the level of a reference asset or basket asset, and therefore a reference basket, may fluctuate depending on the market(s) in which the applicable reference asset, basket assets or underlying constituents operate. The level of a reference asset or reference basket can rise or fall sharply due to factors specific to the reference asset, basket assets or underlying constituents, the volatility of the relevant asset, the level of the relevant asset at the time of the sale, changes in interest rates, our financial condition and credit ratings, the supply of and demand for the Notes and a number of other factors.

UBS and its affiliates have no affiliation with any sponsor of any index that is a reference asset or basket asset and are not responsible for their public disclosure of information.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with the sponsor of any reference index (an “reference index sponsor”) that may be used to calculate the amount of any payments on the Notes (except for licensing arrangements discussed in the index supplement or the applicable pricing supplement) and have no ability to control or predict their actions, including any errors in, or discontinuation of, public disclosure regarding methods or policies relating to the calculation of the applicable reference index. No reference index sponsor is involved in the offering of the Notes in any way. The reference index sponsors do not have any obligation to consider your interests as an owner of the Notes in taking any actions that might affect the market value of your Notes or the amount of any payments on the Notes.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective reference index sponsor(s) and each reference index to which your Notes are linked from publicly available information, without independent verification. You, as an investor in the Notes, should conduct your own independent investigation of the relevant reference index sponsor and each reference index for your Notes.

Changes that affect a reference index will affect the market value of your Notes and the amount of any payments on your Notes.

The policies of a reference index sponsor concerning the calculation of a reference index, additions, deletions or substitutions of any underlying constituents are reflected in the reference index, could affect the level of the reference index and, therefore, could affect the amounts payable on your Notes and the market value of your Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if a reference index sponsor changes these policies, such as changing the manner in which it calculates a reference index, or if a reference index sponsor discontinues or suspends calculation or publication of a reference index, in which case it may become difficult to determine the market value of the Notes.

Historical performance of a reference asset, basket asset or underlying constituents should not be taken as an indication of the future performance of such reference asset, basket asset or underlying constituents during the term of the Notes.

The historical level or performance of a reference asset, basket asset or underlying constituents should not be taken as an indication of the future performance of such reference asset, basket asset or underlying constituents. As a result, it is impossible to predict whether the level(s) of a reference asset, basket assets or underlying constituents will rise or fall. The level(s) of a reference asset, reference basket or underlying constituents, as applicable, will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect the respective reference asset, basket asset or underlying constituents, as applicable, and the market level(s) of the reference asset, basket asset or underlying constituents.

Moreover, any reference basket to which any Notes may be linked does not have a recognized market value and no historical performance data will be available.

Fluctuations relating to exchange rates may affect the value of your investment.

Fluctuations in exchange rates may affect the value of your investment. The CMS Rate (USD), CMT Rate, Consumer Price Index, EURIBOR, Federal Funds (Effective) Rate, Federal Funds (Open rate), LIBOR, and Prime Rate are each subject to volatility due to a variety of factors affecting interest rates generally and the rates of U.S. Treasury securities specifically, including:

➢	sentiment regarding underlying strength in the U.S., European and global economies;

➢	expectation regarding the level of price inflation;

➢	sentiment regarding credit quality in U.S., European and global credit markets;

➢	central bank policy regarding interest rates; and

➢	performance of capital markets

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in derivative products based on any underlying constituent, reference asset or basket asset may adversely affect the amount of any payments on the Notes and the market value of the Notes.

As described below under “Use of Proceeds and Hedging” UBS or its affiliates expect to enter into hedging transactions involving purchases of listed and/or over-the-counter options on any underlying constituent or one or more reference assets or basket assets, futures on any underlying constituent or one or more reference assets or basket assets, or securities or other instruments with returns linked or related to changes in the performance of the underlying constituents or one or more of the reference assets or basket assets prior to and/or on the applicable trade date, and may subsequently enter into additional hedging transactions or unwind those previously entered into. Although they are not expected to, any of these hedging activities may adversely affect the market prices or levels of such underlying constituents and/or the level of a reference asset or basket asset and, therefore, the amount of any payments on the Notes and the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. No holder of the Notes will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UBS or its affiliates may also engage in trading in other investments relating to the reference assets, basket assets or underlying constituents on a regular basis as part of our general commodities, broker-dealer and other businesses, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the levels of the underlying constituents, the reference asset or basket asset and, therefore, the amount of any payments on the Notes and the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the levels or the performance of any underlying constituents or one or more reference assets or basket assets. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and your return on, the Notes.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Notes, although they are not obligated to do so. As market makers, trading of the Notes may cause

UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the reference asset, basket assets and underlying constituents, as applicable, including listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on those assets, that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in facilitating transactions, including futures, options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of such reference asset, basket asset and/or underlying constituent, as applicable, could be adverse to the interests of the holders of the Notes.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes. Any such research, opinions or recommendations could affect the level of the reference asset, basket assets or underlying constituents or the market value of, and your return on, the Notes.

UBS and its affiliates publish research from time to time on financial markets, commodities markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in your Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the reference asset, basket assets or underlying constituents to which the Notes are linked.

There are potential conflicts of interest between you and the calculation agent.

UBS will serve as the calculation agent. UBS will, among other things, decide the amount of any payments on the Notes. We may change the calculation agent after the original issue date of any Notes without notice. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent”. The calculation agent will exercise its judgment when performing its functions.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Notes.

UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

RISKS RELATED TO TAXATION ISSUES

Depending on the terms of your Notes, U.S. taxpayers may be required to accrue income with respect to the Notes each year in advance of payments made on the Notes.

The appropriate tax treatment of the Notes will be set forth in the applicable pricing supplement.

In addition, if the Notes do not satisfy the relevant conditions to be treated as fixed rate debt instruments or variable rate debt instruments, the Notes will generally be treated as debt instruments subject to special rules governing contingent payment debt obligations for U.S. federal income tax purposes. Under those rules, if you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of the Notes based on the comparable yield for the Notes, even though the comparable yield may exceed the rate at which interest, if any, is actually paid on the Notes. This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain you may recognize upon the sale, redemption, repurchase or maturity of the Notes will be ordinary income.

If you are a secondary purchaser of the Notes, the tax consequences to you may be different. You should consult your tax advisor about your own tax situation.

GENERAL TERMS OF THE NOTES

The following is a summary of the general terms which may apply to your Notes. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplements and in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

To the extent the amounts payable on the Notes are based on a reference asset or reference basket, the terms of this prospectus supplement will be amended in the applicable pricing supplement to account for such reference asset or reference basket.

Denomination

Unless otherwise specified in the applicable pricing supplement, the Notes will have a principal amount of $1,000 and a minimum investment of one Note.

Payment at Maturity

The Notes differ from ordinary debt securities in that UBS may not necessarily be obligated to repay the full amount of your initial investment. The applicable pricing supplement will specify whether your payment at maturity per Note will equal (i) an amount based on movements in the levels or other events relating to one or more reference assets or reference baskets, and if so, the formula or method of calculation and the relevant reference assets or reference basket, or (ii) the principal amount of $1,000.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Interest

The Notes may bear a rate of interest based on (1) one or more reference assets or reference baskets, (2) a fixed amount or rate or (3) movements in the levels or other events relating to one or more reference assets or reference baskets. The applicable pricing supplement will specify whether the Notes bear interest, and if so, the rates, reference assets, reference baskets and/or formulas used to determine the interest payments.

Original Issue Discount

The Notes may be issued at a price that is less than the principal amount and provide that, upon redemption or acceleration of maturity, an amount less than the principal amount will be payable (an “original issue discount note”). An original issue discount note may be a zero coupon note, meaning you will not receive periodic payments of interest on the Notes as you would be on a conventional debt security and will instead receive a single payment at maturity.

A Note issued at a discount to its principal amount may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity. See “U.S. Federal Income Tax Considerations — Taxation of Debt Securities — Original Issue Discount” in this prospectus supplement for a brief description of the U.S. federal income tax consequences of owning an original issue discount note.

Issue Price and Variable Price Offer

The Notes may be issued at a fixed price (such as par) or as part of a “variable price offer” in which the Notes are sold in one or more negotiated transactions (at prices that may be different than par). Sales pursuant to a variable price offer may occur at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices. The Notes may be sold at a discount and the redemption price may equal 100% or some other percentage of par. The applicable pricing supplement will specify the issue price or the maximum issue price, or whether “variable price offer” will apply to the Notes.

Interest Payment Dates

Interest payment dates for your Notes may be specified in the applicable pricing supplement.

Interest Reset Dates

Unless otherwise specified in the applicable pricing supplement, the first day of each interest reset period after the initial interest reset period will be the “interest reset date” as defined below under “Interest Rate Mechanics — Floating Rate Notes)” and is subject to adjustment in accordance with the business day convention specified in the applicable pricing supplement, as described under “— Business Day Conventions” below.

Maturity Date

The maturity date for your Notes will be the date specified in the applicable pricing supplement, subject to the business day convention specified in the applicable pricing supplement. We describe business day conventions under “— Business Day Conventions” below.

Reissuances or Reopened Issues

Under some limited circumstances, and at our sole discretion, we may “reopen” or reissue certain issuances of Notes. These further issuances, if any, will be consolidated to form a single class with the originally issued Notes and will have the same CUSIP or ISIN number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding Notes of the class, plus the aggregate principal amount of any Notes bearing the same CUSIP or ISIN number that are issued pursuant to any future issuances of Notes bearing the same CUSIP or ISIN number. The price of any additional offering will be determined at the time of pricing of that offering.

We intend to comply with the requirements under the Treasury regulations governing “qualified reopenings,” and we will therefore treat any additional offerings of Notes as part of the same issue as the Notes for U.S. federal income tax purposes. Accordingly, for purposes of the Treasury regulations governing original issue discount on debt instruments, we will treat any additional offerings of Notes as having the same original issue date, the same issue price and, with respect to holders, the same adjusted issue price as the Notes.

Business Days

One or more of the following business day definitions may apply to any Note, as specified in the applicable pricing supplement:

“Euro business day” means each Monday, Tuesday, Wednesday, Thursday and Friday on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

“London business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and, in the case of any Note for which LIBOR is an interest rate basis, is also a day on which dealings in the applicable index currency are transacted in the London interbank market.

“New York business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

“U.S. government securities business day” means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Additional business days not defined above may apply to any Note and will be described in the applicable pricing supplement.

Business Day Conventions

As specified in the applicable pricing supplement, one of the following business day conventions may apply to any Note with regard to any relevant date:

Following Business Day Convention: For any interest payment date, including the interest payment date that falls on the maturity date, if such date would otherwise fall on a day that is not a business day, then such date will be postponed to the next day that is a business day.

Modified Following Business Day Convention: For any interest payment date, including the interest payment date that falls on the maturity date, if such date would otherwise fall on a day that is not a business day, then such date will be postponed to the next day that is a business day, except that, if the next business day falls in the next calendar month, then such date will be advanced to the immediately preceding day that is a business day.

For the Following Business Day Convention and the Modified Following Business Day convention, if the maturity date or any earlier redemption or repayment date with respect to any Note falls on a day that is not a business day, then the maturity date, earlier redemption date or earlier repayment date will be adjusted in accordance with the applicable business day convention and any payment of principal, premium, if any, and interest otherwise due on such day will be made on the adjusted maturity date, redemption date or repayment date.

Following Unadjusted Business Day Convention: For any interest payment date that falls on a day that is not a business day, including the interest payment date that falls on the maturity, any payment due on such interest payment date will be postponed to the next day that is a business day; provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed.

For the Following Unadjusted Business Day Convention, if the maturity date or any earlier redemption or repayment date with respect to any Note falls on a day that is not a business day, then any payment of principal, premium, if any, and interest otherwise due on such day will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such maturity date, redemption date or repayment date, as the case may be.

Modified Following Unadjusted Business Day Convention: For any interest payment date that falls on a day that is not a business day, including the interest payment date that falls on the maturity, any payment due on such interest payment date will be postponed to the next day that is a business day; provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed, and provided further that, if such day would fall in the next succeeding calendar month, the date of payment with respect to such interest payment date will be advanced to the business day immediately preceding such interest payment date.

For the Modified Following Unadjusted Business Day Convention, if the maturity date or any earlier redemption or repayment date with respect to any Note falls on a day that is not a business day, then any payment of principal, premium, if any, and interest otherwise due on such day will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such maturity date, redemption date or repayment date, as the case may be, except if such day would fall in the next succeeding calendar month, in which case the date of payment with respect to such maturity date, redemption date or repayment date will be advanced to the business day immediately preceding such stated maturity date, redemption date or repayment date. See also “Description of Debt Securities We May Offer — Payment When Offices Are Closed” in the accompanying prospectus.

Regular Record Dates for Interest

Unless otherwise specified in the applicable final terms supplement, the regular record date relating to a payment on the Notes will be the business day prior to the interest payment date.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Notes, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of Notes constituted by that Note. Although the terms of the Notes may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in principal amount of all Medium-Term Notes, Series B together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B including the Notes. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount

The “default amount” for your Notes on any day will be an amount, in U.S. dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The “default quotation period” is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or

➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency; or

➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment

Any payment on your Notes will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

UBS will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the amounts payable in respect of your Notes at maturity, the performance or level of any reference assets and reference baskets, as applicable, early redemption events, business days, the maturity date, any optional redemption date, the interest rate and all other determinations or adjustments with respect to the Notes, in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The booking branch of UBS AG will be specified in the applicable pricing supplement.

Currency of Notes

Amounts that become due and payable on your Notes in cash will be payable in a currency, composite currency, basket of currencies or currency unit or units (“specified currencies”) specified in the applicable pricing supplement. The specified currency for your Notes will be U.S. dollars, unless the applicable pricing supplement states otherwise. Some Notes may have different specified currencies for principal amount, interest or other amounts payable on your Notes. We will make payments on your Notes in the specified currency, except as described in the accompanying prospectus. Before you purchase any Notes payable in a non U.S. dollar currency, composite currency, basket of currencies or currency unit or units, as described in the applicable pricing supplement, you should read carefully the section entitled “Considerations Relating to Securities Denominated or Payable in or Linked to a Non U.S. Dollar Currency” in the accompanying prospectus.

INTEREST RATE MECHANICS

If the terms of the applicable pricing supplement specify that your Notes will bear interest and unless otherwise specified in the applicable pricing supplement, any interest payments on the Notes will be determined as follows:

Fixed Rate Notes

If the terms of the applicable pricing supplement specify that your Notes will bear interest at a fixed rate, on each interest payment date you will receive an interest payment per Note equal to the product of (i) the principal amount of $1,000 multiplied by (ii) the applicable fixed rate specified in the applicable pricing supplement for the relevant interest period multiplied by (iii) an accrued interest factor for the interest period based on a day count fraction of 30/360 (as described below under “Day Count Conventions”).

Unless otherwise specified in the applicable pricing supplement, an interest period will be the period from and including the previous interest payment date (or the original issue date in the case of the first interest payment date) to and excluding the applicable interest payment date (which will also be the maturity date in the case of the final interest payment date). The applicable pricing supplement will specify the interest periods.

Interest payment dates will be one or more dates that will be specified in the applicable pricing supplement and are not subject to the business day convention specified in the applicable pricing supplement.

Depending on the economic features of your Notes specified in the applicable pricing supplement, in a fixed-to-floating rate note, a fixed rate may automatically convert to a floating rate during the term of the Notes. Additionally the fixed rate may increase or decrease in a step-up or step-down feature applies to your Notes. See “Certain Features of the Notes” below.

Floating Rate Notes

If the terms of the applicable pricing supplement specify that your Notes will bear interest at a floating rate, the interest payments, if any, will be linked to one or more reference assets or reference baskets or movements in the level or other events relating to one or more reference assets or reference baskets, as may also be adjusted by one or more features, as described under “Certain Features of the Notes”. Any reference assets or reference baskets and any additional features that apply to the interest rate will be specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, on each interest payment date you will receive an interest payment per Note equal to the product of (i) the principal amount of $1,000 multiplied by (ii) the rate calculated in accordance with the terms specified in the applicable pricing supplement for the relevant interest period multiplied by (iii) an accrued interest factor for the interest period determined in accordance with the day count convention specified in the applicable pricing supplement (as described below under “Day Count Conventions”). The interest payments on the Notes may also be adjusted by one or more features, as described under “Certain Features of the Notes”.

Unless otherwise specified in the applicable pricing supplement, an “interest period” will be the period from and including the previous interest payment date (or the original issue date in the case of the first interest payment date) to and excluding the applicable interest payment date (which will also be the maturity date in the case of the final interest payment date). The applicable pricing supplement will specify the interest periods.

The interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date (as defined below) that occurs on or before that day. The interest rate may be reset daily, weekly, monthly, quarterly, semi-annually or annually, which is referred to as the “interest reset period”.

Unless otherwise specified in the applicable pricing supplement, the first day of each interest reset period after the initial interest reset period will be the “interest reset date” and is subject to adjustment in accordance with the business day convention specified in the applicable pricing supplement, as described under “General Terms of the Notes — Business Day Conventions”.

If the initial interest date is not specified in the applicable pricing supplement, the original issue date will be treated as the first interest reset date, and as specified in the applicable pricing supplement, the interest rate in effect from the original issue date to the first interest reset date will be referred to as the “initial base rate” and may equal to the applicable base rate specified in the applicable pricing supplement.

The calculation agent will determine the interest rate that takes effect on each interest reset date on the corresponding interest calculation date (as defined below) or interest determination date. Unless otherwise specified in the applicable pricing supplement, the “interest determination date” will be as follows:

➢

for all floating rate notes other than CMS notes, CMT notes, LIBOR notes, EURIBOR notes, CPI Rate notes, the interest determination date relating to a particular interest reset date will be the second business day before the interest reset date.

➢	for CMS and CMT notes, the interest determination date relating to a particular interest reset date will be the second U.S. government securities business day before the interest reset date.

➢

for LIBOR notes, the interest determination date relating to a particular interest reset date will be the second London business day preceding the interest reset date, unless the index currency is pounds sterling, in which case the interest determination date will be the interest reset date. We refer to an interest determination date for LIBOR notes as a LIBOR interest determination date.

➢

for EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second euro business day preceding the interest reset date. We refer to an interest determination date for EURIBOR notes as a EURIBOR interest determination date.

➢	For CPI Rate notes, the interest determination date relating to a particular interest period will be the interest payment date for that interest period.

However, except for LIBOR notes and EURIBOR notes, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date. Unless otherwise specified in the applicable pricing supplement, the “interest calculation date” will be the earlier of the following:

➢	the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; or

➢	the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

Day Count Conventions

The “accrued interest factor” will be determined in accordance with the day count convention specified in the applicable pricing supplement, including the following:

If 1/1 is specified, the accrued interest factor will be 1.

If Actual/Actual, Actual/Actual (ISDA), Act/Act or Act/Act (ISDA) is specified, the accrued interest factor will be the actual number of days in the interest period in respect of which payment is being made divided by 365 (or, if any portion of that interest period falls in a leap year, the sum of (i) the actual number of days in that portion of the interest period falling in a leap year divided by 366 and (ii) the actual number of days in that portion of the interest period falling in a non-leap year divided by 365).

If Actual/Actual (ICMA) or Act/Act (ICMA) is specified, the accrued interest factor will be a fraction equal to “number of days accrued/number of days in year”, as such terms are used in Rule 251 of the statutes, by-laws, rules and recommendations of the International Capital Market Association (the

“ICMA Rule Book”), calculated in accordance with Rule 251 of the ICMA Rule Book as applied to non-U.S. dollar denominated straight and convertible bonds issued after December 31, 1998, as though the interest coupon on a bond were being calculated for a coupon period corresponding to the interest period in respect of which payment is being made.

If Actual/365 (Fixed), Act/365 (Fixed), A/365 (Fixed) or A/365F is specified, the accrued interest factor will be the actual number of days in the interest period in respect of which payment is being made divided by 365.

If Actual/360, Act/360 or A/360 is specified, the accrued interest factor will be the actual number of days in the interest period in respect of which payment is being made divided by 360.

If 30/360, 360/360 or Bond Basis is specified, the accrued interest factor will be the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

Day Count Fraction = [360 × (Y2 - Y 1)] + [30 × (M2 - M1)] + (D2 - D1)

360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

If 30E/360 or Eurobond Basis is specified, the accrued interest factor will be the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

Day Count Fraction = [360 × (Y2 - Y1)] + [30 × (M2 - M1)] + (D2 - D1)

360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless such number would be 31, in which case D2 will be 30.

If 30E/360 (ISDA) is specified, the accrued interest factor will be the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

Day Count Fraction = [360 × (Y2 - Y1)] + [30 × (M2 - M1)] + (D2 - D1)

360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless (i) that day is the last day of February or (ii) such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless (i) that day is the last day of February but not the maturity date or (ii) such number would be 31, in which case D2 will be 30.

CERTAIN FEATURES OF THE NOTES

To the extent the amounts payable on the Notes are based on a reference asset or reference basket other than those described in this prospectus supplement, the terms of this prospectus supplement will be supplemented in the applicable pricing supplement to account for such reference asset or reference basket.

Your Notes may incorporate several or none of these features or additional features which will be specified in the applicable pricing supplement.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that, depending on the economic features of your Notes described in the applicable pricing supplement, UBS may not necessarily be obligated to repay the full amount of your initial investment. The principal amount, interest or any other amounts payable on the Notes may be based on, as applicable, one or more reference assets or basket assets. Depending on the particular terms of your Notes and performance of the reference asset or reference basket, you could lose some or all of your initial investment. See “Risk Factors” in this prospectus supplement and the applicable pricing supplement.

Fixed-to-Floating Rate

If the applicable pricing supplement specifies that the Notes will have a fixed-to-floating interest rate, the Notes for that particular offering will bear a fixed rate of interest for a specified period of time beginning on the original issue date (or any other date specified in the applicable pricing supplement), and thereafter the fixed rate of interest will automatically convert into a floating rate of interest for the remaining term of the Notes. The fixed rate and floating rate interest periods will be specified in the applicable pricing supplement.

Rate Cut-off

The “rate cut-off period” is the specified period during which interest accrues on the Notes immediately prior to an interest payment date, to but excluding the interest payment date. The reference asset for purposes of determining the amount payable for each day during the rate cut-off period will be set a specified number of business days prior to the related interest payment date using the applicable interest rate immediately preceding the start of the rate cut-off period, and will remain in effect until the related interest payment date.

Floating Rate Conversion Notes

If the applicable Notes are floating rate conversion notes, the Notes will bear interest at a floating rate specified in the applicable pricing supplement until we exercise our “interest conversion right”. The date or dates upon which we may exercise our interest conversion right (each, a “conversion date”) will be specified in the applicable pricing supplement. On each conversion date, we may elect to convert the Notes in whole, and not in part, so that instead of paying the floating interest rate, we will pay the fixed interest rate specified in the applicable pricing supplement on each interest payment date following the conversion date. If we decide to exercise the interest conversion right, we will give you at least five business days’ notice before the conversion date. Upon an interest conversion, the amount of interest payable on the Notes will be fixed and will no longer be based on the specified floating rate.

Step-Up and Step-Down Notes

Fixed rate notes may have a “step-up” or “step-down” feature. Step-up notes will have increasing annual interest rates in successive interest periods, as indicated in the applicable pricing supplement. Step-down notes will have decreasing annual interest rates in successive interest periods, as indicated in the applicable pricing supplement.

Bull Notes

“Bull notes” are offerings in which the payment at maturity and/or interest payments are linked to the increase in the level of the reference asset or basket assets. Unless otherwise specified in the applicable pricing supplement, the Notes will be bull notes.

Digital Notes

Whether interest, principal or any other amount is payable on “digital notes” depends on whether the reference asset or reference basket, as applicable, have achieved certain levels set forth in the applicable pricing supplement; however, the amount of the payments, if any, may or may not be dependent on the reference asset or the reference basket, as applicable. For example, if the final level of the reference asset or reference basket is greater than the initial level of the reference asset or reference basket, the interest payment you receive with respect to the Notes and the principal payment you receive at maturity will be a fixed amount and not reflect the performance of the reference asset or basket asset. Under no circumstances, regardless of the extent to which the level of the reference asset or reference basket appreciates, will your return exceed the applicable interest rate. In this example, if the reference asset or reference basket has appreciated by 50% as of the end of the interest period, you will receive only your principal amount plus the applicable interest payments made at maturity of the Notes. You may earn significantly less by investing in digital notes than you would have earned by investing directly in the reference asset or reference basket.

Inverse Floating Rates

Any floating rate may be designated in the applicable pricing supplement as an inverse floating rate. In that case, unless otherwise specified in the applicable pricing supplement, the interest rate on the floating rate note will be equal to:

the initial interest rate or another fixed rate of interest specified in the applicable pricing supplement for the period commencing on the original issue date, or the date on which the Note otherwise begins to accrue interest if different from the original issue date, up to the first interest reset date; and a fixed rate of interest specified in the applicable pricing supplement minus the interest rate determined by the reference rate(s) as adjusted by any multiplier for the period commencing on an interest reset date.

Commencing on the first interest reset date, the rate at which interest on the inverse floating rate note is payable will be reset as of each interest reset date.

The interest rate will be determined in accordance with the applicable provisions below. The interest rate in effect on each day will be based on:

➢	if the day is an interest reset date, the interest rate determined as of the interest determination date immediately preceding the applicable interest reset date; or

➢	if the day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date.

Maximum Return, Maximum Rate, Ceiling or Cap

The principal, interest or any other amounts payable on the Notes may be subject to a “maximum return,” “maximum rate,” “ceiling” or a “cap” limiting the rate of return or interest which may accrue during the term of the Notes or during any interest period.

Whether or not a specified maximum rate applies, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25%, per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

Minimum Rate or Floor

The principal, interest or any other amounts payable on the Notes may be subject to a “minimum rate” or “floor” guaranteeing a minimum rate of return or interest which may accrue during the term of the Notes or during any interest period.

Spread

The “spread” is the number of basis points (where one basis point equals one one-hundredth of a percentage point) that may be specified in the applicable pricing supplement to be added to or subtracted from the reference asset or reference basket level or other formula. The spread may also be expressed as a percentage where one percentage point is 100 basis points.

Multiplier

The “multiplier” is the number of basis points or percentage points that may be specified in the applicable pricing supplement to be multiplied by the reference asset or reference basket level or formula.

Ranges or Range Accruals

“Range accrual notes” are notes where the principal, interest or any other amounts payable on the notes only accrue if the level of one or more reference assets is within a specified “range” or above or below a certain threshold level.

Initial Level

The “initial level” is the reference asset closing level on the trade date or other date as specified in the applicable pricing supplement. Unless otherwise provided in the applicable pricing supplement, the “initial level” with respect to a reference basket is 100.

The “initial level” for a reference basket may also be referred to as the “initial basket level”.

Final Level

The “final level” is the reference asset level on the applicable date specified in the applicable pricing supplement or the arithmetic average of the reference asset levels on each of the dates specified in the applicable pricing supplement.

The final level of a reference basket is equal to a level of the reference basket equal to the product of (a) the initial level of such reference basket multiplied by (b) the sum of one and the weighted performance of the basket assets measured from the trade date to the dates specified in the applicable pricing supplement.

The “final level” for a reference basket may also be referred to as the “final basket level”.

Issuer Fee

An annual percentage multiplied by the number of years in the term of the Notes, applied to the principal amount of the Notes with daily accrual.

Reference Equity Indices linked Notes

A reference asset or basket asset may be an index of equity securities (“reference equity index”). Unless otherwise specified in the applicable pricing supplement, the following terms will apply to your Notes.

Upside Leverage Factor or Participation Rate

The principal, interest or any other amounts payable on the Notes may be subject to an “upside leverage factor” or “participation rate”, which will have the effect of increasing or decreasing your participation in any increase in the level of the reference asset or reference basket. The upside leverage factor or participation rate may or may not be expressed as a percentage (i.e., expressed as 250% or 2.50).

Downside Leverage Factor

The principal, interest or any other amounts payable on the Notes may be subject to a “downside leverage factor,” which will have the effect of increasing or decreasing your participation in any decrease in the level of the reference asset or the reference baskets. As a result, small negative changes in the reference asset or reference basket will be magnified and have a greater effect than Notes without a downside leverage factor. The downside leverage factor may or may not be expressed as a percentage (i.e., expressed as 125% or 1.25).

Index Return and Basket Return

The “index return” is the performance of a reference index, calculated as the quotient, expressed as a percentage, of (i) the final level of a reference index minus the initial level of such reference index, divided by (ii) the initial level of the reference index. Expressed as a formula, the index return is:

Final Level – Initial Level
Initial Level

Lesser Return

If specified in the applicable pricing supplement, the payment at maturity and/or interest payments will be linked to the performance of the reference asset or reference basket with the lowest return in a group of two or more reference assets or reference baskets.

Lesser Performing Reference Asset or Reference Basket

The reference asset or reference basket with the lesser return.

Better Return

If specified in the applicable pricing supplement, the payment at maturity and/or interest payments will be linked to the performance of the reference asset or reference basket with the highest return in a group of two or more reference assets or reference baskets.

Better Performing Reference Asset

The reference asset or reference basket with the higher return.

Autocallable Notes

Automatic Call

If specified in the applicable pricing supplement, the Notes will be automatically “callable” or “redeemable”. If the level of the reference asset or reference basket on any date(s) specified in the applicable pricing supplement is equal to or greater than the call level, the autocallable notes will automatically be redeemed for a cash payment as detailed in the applicable pricing supplement.

Call Level

The minimum level of the reference asset or reference basket which triggers an automatic call on the relevant date(s) and payment of the applicable call premium.

Call Premium, Call Price and Redemption Price

The “call premium” is the additional amount which we will pay you if the Notes are called or redeemed. The call premium can be expressed as a percentage of the issue price and will be specified in the applicable pricing supplement.

The “call price” or “redemption price” is the aggregate amount, including the call premium, if any, which we will pay you if the Notes are called or redeemed. The call price or redemption price can be expressed as a percentage of the issue price and will be specified in the applicable pricing supplement.

Payment on Autocallable Notes

If the Notes are automatically called, payment will be made on the fifth business day after the applicable observation date, unless otherwise specified in the applicable pricing supplement. If the Notes are automatically called on the last possible observation date, we will redeem each Note and pay you on the maturity date.

REFERENCE ASSETS

Depending on the specific economic features of your Notes described in the applicable pricing supplement, the principal amount, interest or any other amounts payable on the Notes may be based on, as applicable, one or more reference indices, interest rates, indices of consumer prices or other asset classes, measures, formulas or instruments, including those related to macroeconomic events or indicators or the occurrence or non-occurrence of any event or circumstance (each, a “reference asset”).

As may be specified in the applicable pricing supplement, the reference assets specified below may serve as a base rate for a floating rate note in particular. In this section, italicized terms are defined below under “— Special Rate Calculation Terms”. For more information on floating rate notes, see “Interest Rate Mechanics — Floating Rate Notes” above.

Unless otherwise specified in the applicable pricing supplement, the “base rate” may be one or more of the following:

➢	the CMS rate (USD),

➢	the CMT rate,

➢	the CPI Rate,

➢	EURIBOR,

➢	the federal funds (effective) rate,

➢	the federal funds (open) rate,

➢	LIBOR,

➢	the prime rate,

➢	a combination of any of the above, or

➢	any other rate or interest rate formula specified in the applicable pricing supplement.

Depending on the particular economic features of your Note specified in the applicable pricing supplement, the base rate may be adjusted by a spread or a spread multiplier and may be limited by a maximum or minimum rate as described above in “Certain Features of the Notes”.

CMS Rate (USD)

If you purchase CMS rate (USD) notes, your Notes will bear interest at a base rate equal to the CMS rate (USD) and may be adjusted by features specified, if any, in the applicable pricing supplement.

The “CMS rate (USD)”will be the rate for U.S. dollar swaps with the index maturity specified in the applicable pricing supplement, which appears on Reuters screen “ISDAFIX1” page as of 11:00 a.m., New York City time on any interest determination date.

Unless otherwise specified in the applicable pricing supplement, the following procedures will be used if the CMS rate (USD) cannot be determined as described above:

➢

If the above rate is no longer displayed on the relevant page, or if not displayed by 11:00 a.m., New York City time, on the relevant interest determination date, then the CMS rate (USD) will be determined on the basis of the mid-market, semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on the interest determination date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to the index maturity of the

Notes specified in the applicable pricing supplement commencing on that interest determination date with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to LIBOR (as defined below) with an index maturity of three months. The calculation agent will select the five swap dealers after consultation with us and will request the principal New York City office of each of those dealers to provide a quotation of its rate.

➢

If at least three quotations are provided, the CMS rate (USD) for that interest determination date will be the arithmetic mean of the quotations, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

➢	If fewer than three quotations are provided, the CMS rate (USD) for the interest determination date will be determined by the calculation agent no later than the interest calculation date.

CMT Rate

If you purchase CMT rate notes, your Notes will bear interest at a base rate equal to the CMT rate and may be adjusted by features specified, if any, in the applicable pricing supplement.

The manner in which the CMT rate is determined for the relevant interest determination date will depend on the “designated CMT Reuters screen page” that is specified in the applicable pricing supplement.

The “CMT rate” will be the rate published in H.15(519) opposite the heading “Treasury constant maturities”, as the yield is displayed on the designated CMT Reuters screen page under the heading “ . . . Treasury Constant Maturities . . . ,” under the column for the designated CMT index maturity:

➢	if the designated CMT Reuters screen page is the Reuters screen FRBCMT page, the rate for the relevant interest determination date.

➢

if the designated CMT Reuters screen page is the Reuters screen FEDCMT page, the weekly or monthly average, as specified in the applicable pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

Unless otherwise specified in the applicable pricing supplement, if the CMT rate cannot be determined in this manner, the following procedures will apply:

➢

If the applicable rate described above is not displayed on the relevant designated CMT Reuters screen page at 3:00 p.m., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CMT rate will be the applicable treasury constant maturity rate described above — i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable — as published in H.15(519) opposite the caption “Treasury constant maturities”.

➢

If the designated CMT Reuters screen page is FRBCMT and the applicable rate described above does not appear in H.15(519) at 3:00 p.m., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

•	is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

•	is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Reuters screen page and published in H.15(519).

➢

If the designated CMT Reuters screen page is FEDCMT and the applicable rate described above does not appear in H.15(519) at 3:00 p.m., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate for the one-week or one-month rate, as applicable, for the designated CMT index maturity and with reference to the relevant interest determination date, that is otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, immediately preceding that interest determination date.

If the designated CMT Reuters screen page is FRBCMT and the rate described in the second preceding paragraph does not appear at 3:00 p.m., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued U.S. Treasury securities having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount of the offered rates, as of approximately 3:30 p.m., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest. If fewer than five but more than two such offered rates are provided, the CMT rate will be based on the arithmetic mean of the bid prices provided, and neither the highest nor lowest of such quotations will be eliminated. U.S. Treasury securities are direct, non-callable, fixed rate obligations of the U.S. government.

If the designated CMT Reuters screen page is FEDCMT and the Federal Reserve Bank of New York does not publish a one-week or one-month rate, as applicable, for U.S. Treasury securities on the relevant interest determination date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued U.S. Treasury securities having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the offered rates, as of approximately 3:30 p.m., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest. If fewer than five but more than two such offered rates are provided, the CMT rate will be based on the arithmetic mean of the bid prices provided, and neither the highest nor lowest of such quotations will be eliminated.

If the calculation agent is unable to obtain three quotations of the kind described in the prior two paragraphs, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for U.S. Treasury securities with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount of the offered rates, as of approximately 3:30 p.m., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest.

If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded. If two U.S. Treasury securities with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury notes with the shorter original term to maturity.

If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Consumer Price Index (CPI)

If you purchase CPI Rate notes, your Notes will bear interest at a base rate equal to the CPI rate and may be adjusted by features specified, if any, in the applicable pricing supplement.

The “Consumer Price Index” or “CPI” means, for any interest determination date, the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (the “BLS”) and reported on Bloomberg ticker “CPURNSA” or any successor service (“Bloomberg CPURNSA”). The BLS makes the majority of its CPI data and press releases publicly available immediately at the time of release. This material may be accessed electronically by means of the BLS’ home page on the Internet at http://www.bls.gov. The CPI for a particular month is published during the following month. The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors’ and dentists’ services, and drugs. User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are included in determining consumer prices. Income taxes and investment items such as stocks, bonds and life insurance are not included. The CPI includes expenditures by urban wage earners and clerical workers, professional, managerial and technical workers, the self-employed, short-term workers, the unemployed, retirees and others not in the labor force. In calculating the CPI, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns.

The monthly level of the CPI displays the average change in the prices of consumer goods and services since a “base period”, which currently is the 1982-1984 average. For the purposes of calculating the monthly level of the CPI, the level of the base period is set at 100. For example, the level of the CPI in May 2014 was 237.900, which can be interpreted to mean that a representative set of consumer items that cost $100.00 in 1982-1984 would have cost $237.90 in May 2014 (an increase of 137.90%). If the BLS rebases the CPI when the Notes are outstanding, the calculation agent will continue to calculate inflation using 1982-1984 as the base period for so long as the current CPI continues to be published. Any conversion by the BLS to a new base period will not affect the measurement of the percent changes in a given index series from one time period to another, except for rounding differences. Rebasing might affect the published “headline” number often quoted in the financial press, but the calculation agent will readjust the inflation calculation for the Notes using the percentage changes of the rebased CPI.

The BLS has made technical and methodological changes to the CPI, and is likely to continue to do so. Examples of recent methodological changes include:

➢	the use of regression models to adjust for improvements in the quality of various goods (televisions, personal computers, etc.);

➢	the introduction of geometric averages to account for consumer substitution within the CPI categories;

➢	changing the housing/shelter formula to increase rental equivalence estimation; and

➢

effective with the release of the January 2015 CPI on February 26, 2015, the BLS will use a new estimation system for the CPI, which will introduce several methodological changes and allow for improved flexibility and review capabilities.

Similar changes in the future could affect the level of the CPI and alter the interest payable on the Notes.

Unless otherwise specified in the applicable pricing supplement, with respect to a certain month specified in the applicable pricing supplement (the “reference month”), the “CPI Rate” refers to the change in the level of the CPI calculated as follows:

CPI Rate =	CPIt – CPIt - x
CPIt - x

where:

CPIt = the level of the CPI for the applicable reference month, as published on Bloomberg CPURNSA;

CPIt-x = the level of the CPI for the calendar month that is “x” calendar months prior to the reference month, where “x” will be a number specified in the applicable pricing supplement, as published on Bloomberg CPURNSA.

Based on the above formula, for example, if the relevant CPI Rate is the annual percentage change in the CPI for the reference month that is the third calendar month prior to the month of the relevant interest payment date, then the interest rate payable on September 30, 2014 will reflect the percentage change in the CPI from June 2013 to June 2014 (the reference month) plus the applicable spread, if any. Continuing the example, the June 2014 CPI was 238.343 and the June 2013 CPI was 233.504, so the relevant 12-month CPI Rate was 2.07% for June 2014.

If the applicable pricing supplement defines the relevant CPI Rate to be the 1-month change in the level of the CPI and defines the relevant reference month as the fourth calendar month prior to the month of the relevant interest payment date, then the interest payable on September 30, 2014 will reflect the percentage change in the CPI from April 2014 to May 2014 (the reference month) plus the applicable spread, if any. Continuing the example, the May 2014 CPI was 237.900 and the April 2014 CPI was 237.072, so the relevant 1-month CPI Rate was 0.35% for May 2014.

The number of months defined in order to determine the reference month can vary from Note to Note and will be determined in the applicable pricing supplement.

If the performance of the CPI for a particular reference month is negative and when added to the spread equals a negative number, you will not receive an interest payment on the corresponding interest payment date. The interest payment on any interest payment date will not be less than 0.00% per annum, unless specified in the applicable pricing supplement.

The following procedures will be followed if the CPI cannot be determined as described above:

➢

If the CPI is not reported on Bloomberg CPURNSA for a particular month by 3:00 p.m. New York City time on the interest determination date, but has otherwise been published by the BLS, the calculation agent will determine the CPI as published by the BLS for that month using any other source as the calculation agent deems appropriate.

➢	If the CPI is rebased to a different year or period, the base reference period will continue to be the 1982-1984 base period as long as the 1982-1984 CPI continues to be published.

➢	If the CPI for the reference month is subsequently revised by the BLS, the calculation agent will continue to use the CPI initially published by the BLS on the interest reset date.

➢

If, while the Notes are outstanding, the CPI is discontinued or substantially altered, as determined by the calculation agent, the applicable substitute index for the Notes will be that chosen by the Secretary of the Treasury for the Department of Treasury’s Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997). If none of those securities are outstanding, the calculation agent will determine a substitute index for the Notes in accordance with general market practice at the time.

EURIBOR

If you purchase EURIBOR rate Notes, your Notes will bear interest at a base rate equal to the EURIBOR rate and may be adjusted by features specified, if any, in the applicable pricing supplement.

“EURIBOR” means, for any interest determination date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI — The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on the Reuters screen EURIBOR01 page as of 11:00 a.m., Brussels time.

The following procedures will be followed if the rate cannot be determined as described above:

➢

If the above rate does not appear, the calculation agent will request the principal euro-zone office of each of four major banks in the euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a.m., Brussels time, on the relevant interest determination date, to prime banks in the euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a representative amount, assuming an Actual/360 day count basis. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

➢

If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by three major banks in the euro-zone interbank market, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m., Brussels time, on the applicable interest reset date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a representative amount.

➢

If fewer than three major banks in the euro-zone interbank market selected by the calculation agent are quoting as set forth above, EURIBOR for that interest determination date will remain EURIBOR for the immediately preceding interest period (or, in the case of the first reset date following the original issue date where an initial base rate was specified in the applicable pricing supplement, that initial base rate).

Federal Funds (Effective) Rate

If you purchase federal funds (effective) rate notes, your Notes will bear interest at a base rate equal to the federal funds (effective) rate and may be adjusted by features specified, if any, in the applicable pricing supplement.

The “federal funds (effective) rate” means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) opposite the heading “Federal funds (effective)” as displayed on the Reuters screen FEDFUNDS1 page under the heading “EFFECT”.

The following procedures will be followed if the federal funds (effective) rate cannot be determined as described above:

➢

If the above rate is not displayed on the Reuters screen FEDFUNDS1 page by 3:00 p.m., New York City time, on the relevant interest determination date, the federal funds (effective) rate will be the rate on that interest determination date as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, opposite the heading “Federal funds (effective)”.

➢

If the above rate is not displayed on the Reuters screen FEDFUNDS1 page and does not appear in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the interest determination date, the calculation agent will determine the federal funds (effective)

rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds by each of three leading brokers of U.S. dollar federal funds transactions in The City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

➢

If fewer than three leading brokers of U.S. dollar federal funds transactions in The City of New York selected by the calculation agent are quoting as set forth above, the federal funds rate will remain the federal funds (effective) rate for the immediately preceding interest period.

Federal Funds (Open) Rate

If you purchase federal funds (open) rate notes, your Notes will bear interest at a base rate equal to the federal funds (open) rate and may be adjusted by features specified, if any, in the applicable pricing supplement.

The “federal funds (open) rate” means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under the section “Federal Funds” next to the caption “OPEN,” as displayed on the Reuters screen page 5.

The following procedures will be followed if the federal funds (open) rate cannot be determined as described above:

➢

If the above rate is not displayed on Reuters screen page 5 at 5:00 p.m., New York City time, on the interest determination date, then the federal funds open rate for the relevant interest determination date will be the rate for that day displayed on the FFPREBON Index page on Bloomberg (which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg).

➢

If the above rate is not yet published on either on either the Reuters screen “5” page or the FFPREBON Index on Bloomberg by 3:00 p.m., New York City time, on the interest determination date, the calculation agent will determine the federal funds (open) rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds by each of three leading brokers of U.S. dollar federal funds transactions in The City of New York, which may include the agents and their affiliates, selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

➢

If fewer than three leading brokers of U.S. dollar federal funds transactions in The City of New York selected by the calculation agent are quoting as set forth above, the federal funds rate for that interest period will remain the federal funds (open) rate for the immediately preceding interest period.

LIBOR

If you purchase LIBOR (London Interbank Offered Rate) notes, your Notes will bear interest at a base rate equal to the LIBOR rate and may be adjusted by features specified, if any, in the applicable pricing supplement.

The calculation agent will determine the LIBOR rate for each interest determination date as follows:

LIBOR will be the offered rate appearing on the Reuters screen LIBOR page as of 11:00 a.m., London time, on the interest determination date, for deposits of the relevant index currency having the specified index maturity beginning on the relevant interest reset date. The applicable pricing supplement will indicate the index currency and the index maturity that apply to LIBOR notes.

➢

If the rate described above does not so appear on the Reuters screen LIBOR page, then LIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., London time, on the interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the specified index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

➢

If fewer than two quotations are provided as described above, LIBOR for the interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 a.m., in the principal financial center for the country issuing the index currency, on that interest determination date, by three major banks in that principal financial center selected by the calculation agent: loans of the index currency having the specified index maturity, beginning on the relevant interest reset date, and in a representative amount.

➢

If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Prime Rate

If you purchase prime rate notes, your Notes will bear interest at a base rate equal to the prime rate and may be adjusted by features specified, if any, in the applicable pricing supplement.

The “prime rate” means, for any interest determination date, the rate on that date as published in H.15(519) opposite the heading “Bank prime loan”.

The following procedures will be followed if the prime rate cannot be determined as described above:

➢

If the above rate does not appear in H.15(519) by 3:00 p.m., New York City time, on the relevant interest determination date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update or another recognized electronic source opposite the heading “Bank Prime Loan”.

➢

If the rate is not published in either H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the interest determination date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters screen USPRIME1 page as that bank’s prime rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that interest determination date.

➢

If fewer than four of those rates appear on the Reuters screen USPRIME1 page by 3:00 p.m., New York City time, for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York, which may include affiliates of the agents, selected by the calculation agent, after consultation with us.

➢

If fewer than three major banks in The City of New York selected by the calculation agent are quoting as set forth above, the prime rate for that interest determination date will remain the prime rate for the immediately preceding interest period (or, in the case of the first reset date following the original issue date where an initial base rate was specified in the applicable pricing supplement, that initial base rate).

Special Rate Calculation Terms

In this section, we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

The term “designated CMT index maturity” means the index maturity for CMT rate notes and will be the original period to maturity of a U.S. treasury security — either 1, 2, 3, 5, 7, 10, 20 or 30 years — specified in the applicable pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

The term “designated CMT Reuters screen page” means the Reuters screen page specified in the applicable pricing supplement that displays treasury constant maturities as reported in H.15(519). If no Reuters screen page is so specified, then the applicable page will be the Reuters screen FEDCMT page. If the Reuters screen FEDCMT page applies but the applicable pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

The term “euro-zone” means, at any time, the region comprised of the member states of the European Economic and Monetary Union, or any successor union, that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992, or any successor treaty.

“H.15(519)” means the weekly statistical release designated as such published by the Federal Reserve System Board of Governors, or its successor, available through the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/H15/current, or any successor site or publication.

“H.15 Daily Update” means the daily update of H.15(519), available through the website of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

The term “index currency” means, with respect to LIBOR notes, the currency specified as such in the applicable pricing supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the applicable pricing supplement.

The term “index maturity” means, with respect to floating rate notes, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

The term “representative amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Reuters screen” means the display on the Reuters 3000 Xtra service, or any successor or replacement service, on the page or pages specified in the applicable pricing supplement, or any successor or replacement page or pages on that service.

“Reuters screen EURIBOR01 page” means the display on the Reuters screen EURIBOR01 page or any replacement page or pages on which the euro-zone interbank rates of major banks for the relevant index maturity are displayed.

“Reuters screen LIBOR page” means the display on the Reuters screen LIBOR01 page or Reuters screen LIBOR02 page, as specified in the applicable pricing supplement, or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

“Reuters screen USPRIME1 page” means the display on the Reuters screen page titled “USPRIME1,” for the purpose of displaying prime rates or base lending rates of major U.S. banks.

If, when we use the terms “designated CMT Reuters screen page”, “H.15(519)”, “H.15 daily update”, “Reuters screen LIBOR page”, “Reuters screen USPRIME1 page”, “Reuters screen ISDAFIX 1 page”, “Reuters screen page 5” or “Reuters screen” generally, we refer to a particular heading(s) on any of those pages and those references include any successor or replacement heading(s) as determined by the calculation agent.

Reference Equity Indices

Valuation Date(s) or Observation Date(s)

Valuation date(s) for your Notes may be specified in the applicable pricing supplement, unless the calculation agent determines that a market disruption event has occurred or is continuing on any such day with respect to the reference asset or a basket asset, as applicable, the calculation agent may postpone the valuation date (including the final valuation date) for the disrupted reference asset or basket asset, as applicable, as described in the applicable pricing supplement, or in the case of a reference equity index, as described below.

For purposes of this prospectus supplement, valuation dates and observation dates shall herein be collectively referred to as “valuation dates”. Additionally, the last valuation date and the last observation date shall herein be collectively referred to as the “final valuation date”.

Averaging Dates

If the applicable pricing supplement specifies averaging dates, the calculation agent will determine your payment at maturity based on an averaging of the closing levels of a reference asset or reference basket as of each of the averaging dates. Averaging dates are subject to postponement if calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date or final observation date will be postponed as described below.

Trading Day

If your Notes are linked to a reference equity index, a “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the primary U.S. exchange(s) or market(s) on which the underlying equity constituents of the reference equity index are listed or admitted for trading. With respect to any underlying equity constituents issued by a non-U.S. issuer that is listed or admitted for trading on a non-U.S. exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange(s) or market(s) on which such instrument is listed or admitted for trading.

Market Disruption Events for Reference Equity Indices

If specified in the applicable pricing supplement, the Notes may be linked to a reference equity index. The calculation agent will determine the closing level of the reference equity index on any applicable valuation dates. If the calculation agent determines that, on a valuation date, a market disruption event has occurred or is continuing with respect to the reference equity index, the valuation date for that offering of the Notes may be postponed by up to eight trading days. If such a postponement occurs, the calculation agent will determine the closing level for the reference equity index on the first trading day on which no market disruption event occurs or is continuing with respect to such reference equity index. If, however, the valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the closing level on such day. In such an event, the calculation agent will estimate the closing level for the reference equity index that would have prevailed in the absence of the market disruption event.

Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the calculation agent may waive its right to postpone a valuation date, if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the closing level of the reference equity index on such date.

If a particular offering of the Notes is linked to a reference basket comprised of more than one reference equity index, a market disruption event for a particular reference equity index will not necessarily be a market disruption event for another reference equity index included in such reference basket. If, on the originally scheduled valuation date, no market disruption event with respect to a particular reference equity index occurs or is continuing, then the determination of the closing level relating to such reference equity index will be made on the originally scheduled valuation date, irrespective of the occurrence of a market disruption event with respect to one or more of the other reference equity indices.

The calculation agent may also postpone the determination of the initial level of the reference equity index on the trade date specified in the applicable pricing supplement for each offering of the Notes, if it determines that a market disruption event has occurred or is continuing with respect to such reference equity index on that date. If the trade date is postponed, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of that offering of the Notes remains the same.

A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

In the case of Notes having an averaging date feature, to the extent a market disruption event occurs on a given averaging date, the averaging date for the disrupted reference equity index shall be the first succeeding valid date. If the first succeeding valid date in respect of the affected reference equity index has not occurred as of the close of trading on the eighth trading day immediately following the original date that, but for the occurrence of another averaging date or market disruption event, would have been the final averaging date in relation to the relevant valuation date, then (1) that eighth trading day shall be deemed to be the averaging date (irrespective of whether that eighth trading day is already an averaging date), and (2) the calculation agent shall determine the closing level for the reference equity index for that averaging date as specified above.

“Valid date” shall mean a trading day on which a market disruption event has not occurred and which is not a trading day otherwise scheduled to be an averaging date.

Interest shall not accrue on your Notes on days the calculation agent determines a market disruption event has occurred or is continuing. Consequently, any interest payable under the terms of the Notes that has been postponed pursuant to a market disruption event will be paid with the same effect as if paid on the originally scheduled interest payment date.

If a particular offering of the Notes is linked to a reference equity index, any of the following will be a market disruption event with respect to a particular reference equity index related to a particular offering of the Notes, in each case as determined by the calculation agent:

➢	a suspension, absence or material limitation of trading in a material number of underlying constituents (including without limitation any option or futures contract), for more than two hours of trading or during the one hour before the close of trading in the applicable market or markets for such underlying constituents;

➢	a suspension, absence or material limitation of trading in option or futures contracts relating to such reference equity index or to a material number of underlying constituents in the primary market or markets for those contracts;

➢	any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for a material number of underlying constituents or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to such reference equity index or a material number of underlying constituents in the primary market or markets for those options or contracts;

➢	a change in the settlement price of any option or futures contract included in a reference equity index by an amount equal to the maximum permitted price change from the previous day’s settlement price;

➢	the settlement price is not published for any individual option or futures contract included in a reference equity index;

➢	a reference equity index is not published; or

➢	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the underlying constituents and instruments linked to a reference equity index generally.

The following events will not be market disruption events with respect to any reference equity index:

➢	a limitation on the hours or numbers of days of trading on trading in options or futures contracts relating to such reference equity index or to a material number of underlying constituents in the primary market or markets for those contracts, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

➢	a decision to permanently discontinue trading in the option or futures contracts relating to a reference equity index, in any underlying constituents or in any option or futures contracts related to such underlying constituents.

For this purpose, an “absence of trading” in those options or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to a Reference Equity Index; Alteration of Method of Calculation

If any sponsor of a reference equity index (an “equity index sponsor”) discontinues publication of a reference equity index and the equity index sponsor or any other person or entity publishes a substitute index that the calculation agent determines is comparable to that index and approves the substitute index as a successor index, then the calculation agent will determine the levels of the affected index and the amounts payable, if any, under the terms of the Notes by reference to such successor index. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the discontinued and successor index.

If the calculation agent determines that the publication of a reference equity index is discontinued and that there is no successor index on any date when the level of such reference equity index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks, physical commodities, options or futures contracts on physical commodities or another index or indices, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such reference equity index.

If the calculation agent determines that any underlying equity constituents or the method of calculating the reference equity index have been changed at any time in any respect that causes the level of the affected index not to fairly represent the level of that index had such changes not been made or that otherwise affects the calculation of the levels of the affected index or the amounts payable under the terms of the Notes, then the calculation agent may make adjustments in this method of calculating that index that it believes are appropriate to ensure that the level used to determine the amount payable on the maturity date is equitable. Examples of any such changes that may cause the calculation agent to make the foregoing adjustment include, but are not limited to, additions, deletions or substitutions and any reweighting or rebalancing of the underlying equity constituents, changes made by the equity index sponsor under its existing policies or following a modification of those policies, changes due to the publication of a successor index, changes due to events affecting one or more of the underlying equity constituents or their issuers or any other underlying equity constituents, as applicable, or changes due to any other reason. All determinations and adjustments to be made with respect to the levels of the affected index and the amounts payable, if any, under the terms of the Notes or otherwise relating to the level of the affected index will be made by the calculation agent.

USE OF PROCEEDS AND HEDGING

The net proceeds from the offering of the Notes will be used to provide funding for our operations and other general corporate purposes as described in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases and sales of the underlying constituents, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on the underlying constituents, reference asset or basket assets, as applicable, prior to, on or after the applicable trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently, with regard to your Notes, from time to time, we or our affiliates may:

➢	acquire or dispose of long or short positions in the underlying constituents, as applicable,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of the underlying constituents, reference asset or basket assets, as applicable;

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the underlying constituents, reference asset or basket assets, as applicable;

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of other similar market indices or other assets; or

➢	any combination of the above four.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Notes during the term of your Notes. That step may involve sales or purchases of the instruments described above. No holder of the Notes will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of your Notes from time to time and the amounts payable, if any, under the terms of your Notes. See “Risk Factors” beginning on page S-4 of this prospectus supplement for a discussion of these adverse effects.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Unless as otherwise stated in the applicable pricing supplement, this section describes the material United States federal income tax consequences to United States holders, as defined below, of owning the Notes. It is the opinion of Cadwalader, Wickersham & Taft LLP, United States tax counsel to UBS. It applies to you only if you hold your Notes as capital assets for U.S. federal income tax purposes. Depending on the specific terms of the Notes, the Notes could be treated as fixed rate debt instruments, variable rate debt instruments, or debt instruments subject to the special tax rules governing contingent payment debt obligations for U.S. federal income tax purposes, which are described in more detail below. The applicable pricing supplement will describe which rules should apply to your particular Note. Any particular offering of Notes may also have features or terms that cause the U.S. federal income tax treatment of the Notes to differ materially from the discussion below. If such features are applicable to any particular offering (including, but not limited to, Notes that have a maturity of one year or less or extendible Notes), the applicable pricing supplement will so state and discuss the U.S. federal income tax treatment of that offering.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person subject to alternative minimum tax;

•	a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes;

•	a person that purchases or sells debt securities as part of a wash sale for U.S. federal income tax purposes;

•	a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar; or

•	except as otherwise noted under “—Foreign Account Tax Compliance Act” and “— Backup Withholding and Information Reporting,” a person that is not a United States holder, as defined below.

This section deals only with debt securities that are in registered form and that are due to mature 30 years or less from the date on which they are issued. The U.S. federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue or that are in bearer form, as well as the restrictions on ownership for debt securities that are in bearer form are discussed in the applicable pricing supplement. This section is based on the Internal Revenue Code of 1986 (as amended the “Code”), its legislative history, existing and proposed regulations under the Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This discussion assumes the Notes are property treated as debt instruments for U.S. federal income tax purposes and this discussion generally does not consider the tax treatment of Notes that have a maturity of one year or less or are extendible Notes.

If a partnership holds the debt securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the debt securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the debt securities.

Please consult your own tax advisor concerning the consequences of owning the debt securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

You are a United States holder if you are a beneficial owner of a debt security and you are:

➢	a citizen or resident of the United States;

➢	a domestic corporation;

➢	an estate whose income is subject to U.S. federal income tax regardless of its source; or

➢

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Taxation of Debt Securities

This subsection describes the material U.S. federal income tax consequences of owning, selling and disposing of the debt securities we are offering.

Payments of Interest

Except as described below in the case of interest on a discount debt security that is not qualified stated interest, each as defined below under “— Original Issue Discount — General,” you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for U.S. federal income tax purposes.

Interest we pay on the debt securities and original issue discount, if any, accrued with respect to the debt securities (as described below under “— Original Issue Discount”) and any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts, constitutes income from sources outside the United States, and will, depending on your circumstances be either “passive” or “general” income for purposes of computing the foreign tax credit limitation.

Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for U.S. federal income tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for U.S. federal income tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the accrual period or, with respect to an accrual period that spans two taxable years, the average exchange rate in effect during that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed under “— Variable Rate Debt Securities”.

In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1% of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by

•	the stated principal amount of the debt security.

Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or “OID”, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of accrued OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your debt security and you may vary the length of each accrual period over the term of your debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity; and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you can determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your debt security’s issue price and any accrued OID for each prior accrual period; and then

•	subtracting any payments previously made on your debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest; and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above under “— General,” the excess is acquisition premium. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount,” then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by

•	the excess of the sum of all amounts payable (other than qualified stated interest) on the debt security after the purchase date over the debt security’s adjusted issue price.

Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules are discussed in the applicable pricing supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•

in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security and,

•

in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “— General,” with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “— Debt Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost;

•	the issue date of your debt security will be the date you acquired it; and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments having market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

1.	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

2.	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

1.	one or more qualified floating rates,

2.	a single fixed rate and one or more qualified floating rates,

3.	a single objective rate, or

4.	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

1.	a fixed multiple that is greater than 0.65 but not more than 1.35, or

2.	a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•

the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•

the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•

the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate (or one of those rates after a single fixed rate for an initial period), all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, for a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate Note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Contingent Payment Debt Instruments. This section is applicable if your Notes are treated as debt instruments subject to the rules governing contingent payment debt obligations. Under these rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the original issue date that would produce the comparable yield. These rules could possibly have the effect of requiring you to include amounts in income in respect of the Notes prior to your receipt of cash attributable to that income. We will provide the comparable yield and projected payment schedule for the Notes in the applicable pricing supplement.

The amount of interest that you will be required to include in income in each accrual period for the Notes will equal the product of the adjusted issue price for the Notes at the beginning of the accrual period and the comparable yield for the Notes for such period. The adjusted issue price of the Notes will equal the issue price for the Notes plus any interest that has accrued on the Notes (under the rules governing contingent payment debt obligations) less any non-contingent interest payments that have been made on the Notes and the projected amount of any contingent payments previously projected to be made on the Notes.

In addition to accruing interest income in accordance with the comparable yield provided by us, you will be required to make adjustments (as described below) if the actual amount you receive in any taxable year differs from the projected payment schedule. Other than these adjustments, however, you will not be required to separately include in income any additional amount for the interest payments you receive on the Notes.

If, during any taxable year, you receive actual payments with respect to your Notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, you will incur a “net positive adjustment”

under the contingent debt regulations equal to the amount of such excess. You will treat a net positive adjustment as additional interest income in that taxable year.

If you receive in a taxable year actual payments with respect to the Notes that, in the aggregate, are less than the amount of projected payments for that taxable year, you will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce your interest income on the Notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the Notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the Notes or to reduce the amount realized on a sale, exchange, redemption or repurchase of the Notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

You are required to use the comparable yield and projected payment schedule provided by us in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

Furthermore, it is possible that any Form 1099-OID you receive in respect of the Notes may not take net negative or positive adjustments into account and therefore may overstate or understate your interest inclusions. You should consult your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

Secondary Purchasers. If you purchase the Notes for an amount that differs from the Notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your Notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that you would otherwise recognize upon the receipt, if any, of each remaining contingent payment with respect to the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of loss) that you would otherwise recognize upon the receipt, if any, of each remaining contingent payment with respect to the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for U.S. federal income tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Treatment Upon Sale, Redemption, Repurchase or Maturity. You will recognize gain or loss upon the sale, redemption, repurchase or maturity of the Notes in an amount equal to the difference, if any, between the amount received at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes), increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above under “— Secondary Purchasers” and decreased by the amount of any non-contingent interest payment that have been made and the projected amount of any contingent payments previously projected to be made to you with respect to the Notes.

Any gain you may recognize upon the sale, redemption, repurchase or maturity of the Notes will be ordinary interest income. Any loss you may recognize upon the sale of the Notes will be ordinary loss to the extent the interest you included as income in the current or previous taxable years in respect of the Notes exceeded the total net negative adjustments you took into account as ordinary loss, and thereafter will be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize that ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. Although not free from doubt, an investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. For further discussion of the rules related to Reportable Transactions, see “— Treasury Regulations Requiring Disclosure of Reportable Transactions” below. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes with contingent interest.

Short-Term Debt Securities. In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for U.S. federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Foreign Currency Discount Debt Securities. If your discount debt security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “— Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount. You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount note if:

•	in the case of an initial purchaser, you purchase your debt security for less than its issue price as determined above under “— Original Issue Discount — General”; and

•

in the case of all purchasers, the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than 1/4 of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than 1/4 of 1% multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Debt Securities Purchased at a Premium. Except as noted below, if you purchase a debt security for an amount in excess of its remaining stated redemption price at maturity, you will be treated as having premium with respect to your debt security in the amount of such excess. If you purchase a debt security issued with original issue discount at a premium, you are not required to include in income any original issue discount with respect to your debt security. If you make an election under Section 171(c)(2) of the Code to treat such premium as “amortizable bond premium,” the amount of interest that must be included in your income for each accrual period (where your debt security is not optionally redeemable prior to its maturity date) will be reduced (but not below zero) by the portion of the premium allocable to such period based on your debt security’s yield to maturity. Under Treasury regulations section 1.171-2(a)(4), if the bond premium allocable to an accrual period exceeds the qualified stated interest allocable to that accrual period, the excess may be deductible, but only to the extent that your total interest inclusions with respect to your debt security exceed the total amount of bond premium deductions with respect to your debt security in all prior accrual periods. Any excess bond premium is carried forward to future accrual periods (subject to the same limitation in such future accrual periods). Any amortizable bond premium remaining at the time your debt security is sold, retired or otherwise disposed of will be deductible as a bond premium deduction and will not be treated as a capital loss.

If you make the election under Section 171(c)(2) of the Code, the election also shall apply to all bonds the interest on which is not excludable from gross income that you held at the beginning of, or acquired during, the first taxable year to which your election applies and to any such bonds that you may later acquire. This election is irrevocable without the consent of the IRS. If you do not make the election, you must include the full amount of each interest payment in income in accordance with your regular method of accounting and will take the premium into account in computing its gain or loss upon the sale, retirement, or other disposition of your debt security. Thus, the premium may reduce capital gain or increase capital loss realized on the sale, retirement, or other disposition of your debt security. See “— Purchase, Sale and Retirement of the Debt Securities.”

Purchase, Sale and Retirement of the Debt Securities

Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security; and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce the interest on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the original issue date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the debt security is disposed of or retired, except that in the case of a debt security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the original issue date of the sale.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “— Original Issue Discount — Short-Term Debt Securities,” “— Market Discount,” or “— Debt Securities Purchased at a Premium,”

•	attributable to accrued but unpaid interest,

•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you only take exchange gain or loss into account to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Medicare Tax

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Extendible Indexed and Other Debt Securities

The applicable pricing supplement discusses any special U.S. federal income tax rules with respect to extendible debt securities, contingent foreign currency debt securities, debt securities the payments on which are determined by reference to the value of any index or stock and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in, or linked to, a foreign currency, a United States holder that recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

Information with Respect to Foreign Financial Assets

Certain individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. United States holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the debt securities.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of its U.S. accounts and to annually report certain information about such accounts. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign passthru payments imposed on obligations that are executed on or after the date that is six months after final regulations regarding such foreign passthru payments are published (and such obligations are not subsequently modified in a material manner). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, particularly if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or maturity of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code, if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable Internal Revenue Service Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Internal Revenue Code.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Internal Revenue Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Internal Revenue Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Internal Revenue Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Internal Revenue Code but may be subject to similar provisions under applicable federal, state, local, non U.S. or other laws (“Similar Laws”).

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a party in interest or a disqualified person with respect to a Plan. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Internal Revenue Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Internal Revenue Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code also may provide an exemption for the purchase and sale of the Notes, provided neither UBS nor any of its affiliates have or exercise any discretionary authority or control with respect to the investment of the assets of the Plan involved in the transaction or render investment advice with respect to those assets, and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Notes or any interest therein will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not and will not be a Plan, a Plan Asset Entity or a Non ERISA Arrangement and is not purchasing the Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non ERISA Arrangement or (2) the purchase, holding or any subsequent disposition of the Notes will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code or a similar violation under any applicable Similar Laws.

Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of ERISA, Section 4975 of the Internal Revenue Code or any Similar Law thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

Unless otherwise specified in the applicable pricing supplement, with respect to each Note to be issued, UBS will agree to sell to UBS Securities LLC and/or UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc., as applicable, will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the applicable pricing supplement. UBS Securities LLC and/or UBS Financial Services Inc. intend to resell the offered Notes at the issue price to public applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell the Notes to securities dealers (the “Dealers”) at a discount from the issue price applicable to the offered Notes of up to the underwriting discount set forth on the front cover of the applicable pricing supplement. In some cases, the Dealers may resell the Notes to other securities dealers who resell to investors and re-allow those other securities dealers all or part of the discount they receive from UBS Securities LLC or UBS Financial Services Inc. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with any offering of the Notes, UBS, UBS Securities LLC, and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless stated otherwise in the applicable confirmation of sale delivered by UBS or its agent, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Notes within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell the Notes in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.